Exhibit 3.8

BYLAWS

OF

MCLEODUSA NETWORK SERVICES, INC.,

as amended through January 5, 2006

ARTICLE ONE
SHAREHOLDERS

Section One.  Annual Meeting.  An annual meeting shall be held once each calendar year for the purpose of electing directors and for the transaction of such other business as may properly come before the meeting.  The annual meeting shall be held at the time and place designated by the Board of Directors from time to time.

Section Two.  Special Meetings.  Special meetings of the shareholders may be requested by the President, the Board of Directors, or the holders of a majority of the outstanding voting shares.

Section Three.  Notice.  Written notice of all shareholder meetings shall be provided under this section or as otherwise required by law.  The Notice shall state the place, date, and hour of meeting, and if for a special meeting, the purpose of the meeting.  Such notice shall be mailed to all shareholders of record at the address shown on the corporate books, at least 10 days prior to the meeting.  Such notice shall be deemed effective when deposited in ordinary U.S. mail, properly addressed, with postage prepaid.

Section Four.  Place of Meeting.  Shareholders meetings shall be held at the corporation’s principal place of business unless otherwise stated in the notice.

Section Five.  Quorum.  A majority of the outstanding voting shares, whether represented in person or by proxy, shall constitute a quorum at a shareholders meeting.  In the absence of a quorum, a majority of the represented shares may adjourn the meeting to another time without further notice.  If a quorum is represented at an adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally scheduled.  The shareholders present at a meeting represented by a quorum may continue to transact business until adjournment, even if the withdrawal of some shareholders results in representation of less than a quorum.

Section Six.  Informal Action.  Any action required to be taken, or which may be taken, at a shareholders meeting, may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by the shareholders who own all of the shares entitled to vote with respect to the subject matter of the vote.

ARTICLE TWO
DIRECTORS

Section One.  Number.  The number of directors constituting the initial Board of Directors is one.  After the initial Board of Directors, the Board of Directors shall consist of such number of directors as shall be fixed and determined by the shareholders from time to time at each annual meeting at which directors are to be elected.

Section Two.  Election and Term of Office.  The directors shall be elected at the annual shareholders meeting.  Each director shall serve a term of one year, or until a successor has been elected and qualified.

Section Three.  Quorum.  A majority of directors shall constitute a quorum.

Section Four.  Adverse Interest.  In the determination of a quorum of the directors, or in voting, the adverse interest of a director shall not disqualify the director or invalidate his or her vote.

Section Five.  Regular Meeting.  An annual meeting shall be held, without notice, immediately following and at the same place as the annual meeting of the shareholders.  The Board of Directors may provide, by resolution, for additional regular meetings without notice other than the notice provided by the resolution.

Section Six.  Special Meeting.  Special meetings may be requested by the President, Vice-President, Secretary, or any two directors by providing five (5) days’ written notice by ordinary United States mail, effective when mailed.

Section Seven.  Informal Action.  Any action required to be taken at a meeting of Directors, or any action which may be taken at a meeting of Directors or of a committee of Directors, may be taken without a meeting if a consent in writing setting forth the action so taken, is signed by all of the Directors or all of the members of the committee or Directors, as the case may be.

Section Eight.  Committees.  The Board of Directors may appoint from its members a committee or committees, temporary or permanent, and to the extent permitted by law and these By-Laws, may designate the duties, powers and authorities of such committees.

ARTICLE THREE
OFFICERS

Section One.  Number.  The officers of the corporation shall be a President, one or more Vice Presidents (the number thereof to be determined by the Board of Directors), a Secretary, and a Treasurer, each of whom shall be elected by the Board of Directors.  Such other officers and assistant officers as may be deemed necessary may be elected or appointed by the Board of Directors.  Any two or more offices may be held by the same person.

Section Two.  Election and Term of Office.  The officers shall be elected annually by the Board of Directors at the first meeting of the Board of Directors following the annual meeting of the shareholders.  Each officer shall serve a one year term or until a successor has been elected and qualified.

Section Three.  Removal or Vacancy.  The Board of Directors shall have the power to remove an officer or agent of the corporation.  Any vacancy that occurs for any reason may be filled by the Board of Directors.

Section Four.  Execution of Documents.  Any officer or any agent designated by the Board of Directors may enter into any contract or execute any document, the execution of which is not otherwise specifically provided for, in the name and on behalf of the Corporation.

ARTICLE FOUR
CORPORATE SEAL

The corporation shall not have a corporate seal.  All instruments that are executed on behalf of the corporation which are acknowledged and which affect an interest in real estate shall be executed by the President or Vice-President and the Secretary or Treasurer.  All other instruments executed by the corporation, including a release of mortgage or lien, may be executed by the President or Vice-President.  Notwithstanding the proceeding provisions of this section, any written instrument may be executed by any officer(s) or agent(s) that are specifically designated by resolution of the Board of Directors.

ARTICLE FIVE
AMENDMENT TO BYLAWS

The Bylaws may be amended, altered, or repealed by the Board of Directors by a majority vote at any regular or special directors meeting.

ARTICLE SIX
INDEMNIFICATION

Any director or officer who is involved in litigation by reason of his or her position as a director or officer of this corporation shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Iowa Business Corporation Act as it now exists or may subsequently be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights).

Dated this 1st day of August, 1993.

/s/ Clark E. McLeod, President
Clark E. McLeod, President